RESIGNATION AGREEMENT AND MUTUAL RELEASE

This Resignation Agreement and Mutual Release (“Agreement”) is entered into on this 10th day of April, 2003, by and between CVS Corporation, a Delaware corporation, which whenever referred to, except as the payor of the Consideration, includes itself and each and every past and present parent corporation, joint venture, partner, affiliate, subsidiary, division, predecessor, insurer, successor, assign or otherwise affiliated or related entity and the incumbent and former employees, plan fiduciaries, officers, directors, representatives and agents thereof, as well as any otherwise related persons and entities, both in their official and administrative capacities (which collectively are referred to, except as the payor of the “Consideration,” as “CVS” or the “Company”), and Deborah G. Ellinger (“Ms. Ellinger”) (as defined in Section IV, except as the recipient of the Consideration, which shall be Ms. Ellinger herself).

I.	ACKNOWLEDGMENTS

A. Binding Effect

This Agreement shall be interpreted, applied and enforced to give effect to these acknowledgments and the intent herein expressed, as well as to effect a release of any and all claims (1) that Ms. Ellinger may have arising out of her employment at CVS other than for enforcement of the Employment Agreement (as defined below), this Agreement, the Consideration payable to her as set forth in the Employment Agreement and at Section II herein, her rights under any of CVS’s incentive compensation and employee benefit plans to which she is entitled under the Employment Agreement, and any claim for tort or personal injury not arising out of or related to the termination of the employment relationship between CVS and Ms. Ellinger; and (2) that CVS may have arising out of Ms. Ellinger’s employment at CVS other than for enforcement of the Employment Agreement (as defined below and as modified and amended herein) and/or this Agreement.

B. Employment Agreement

The parties agree that Ms. Ellinger’s employment with CVS, the termination of the employment relationship between CVS and Ms. Ellinger, and the benefits, consideration and rights due her after termination, as well as Ms. Ellinger’s obligations to CVS, are governed exclusively by that certain employment agreement entered into by and between Deborah G. Ellinger and CVS Corporation dated October 11, 2001 together with the amendment effective December 11, 2002 (the “Employment Agreement”) except as the Employment Agreement is modified and amended by this Agreement. The parties further agree that the term of the Employment Agreement began on October 11, 2001 and, absent renewal, would have expired on October 11, 2004 but for the earlier termination of the parties’ employment relationship. Any and all consideration afforded to Ms. Ellinger resulting from the termination of her employment with CVS is set forth in the Employment Agreement, which is incorporated herein in its entirety, and Section II of this Agreement.

C. Termination of Employment

The parties have mutually agreed to terminate their employment relationship and Ms. Ellinger has resigned her employment with CVS, including her position as Executive Vice President, Strategy and Business Development, as of April 4, 2003 (the “Resignation Date”). The parties agree, however, that Ms. Ellinger will continue to be employed by CVS through April 30, 2003 (the “Termination Date”). CVS acknowledges and agrees that the Company is obligated to provide and shall provide to Ms. Ellinger the rights, benefits and consideration due under Sections 8 and 10 (c) of the Employment Agreement, as modified and amended by this

Agreement, and shall provide to Ms. Ellinger such further rights, benefits and consideration as set forth in Section II of this Agreement. Although Ms. Ellinger’s employment with CVS shall continue until the Termination Date, CVS and Ms. Ellinger agree that from and after the Resignation Date, Ms. Ellinger shall not enter into any agreement or otherwise bind or seek to bind CVS in any manner whatsoever without the prior consent and authorization of an officer of the Company. The parties further agree that Ms. Ellinger shall have access to CVS’s voicemail and e-mail systems through the Termination Date but that Ms. Ellinger shall not report to CVS after the Resignation Date except as may be agreed upon by the parties.

D. Public Statements

CVS and Ms. Ellinger agree that they are terminating their employment relationship amicably. Either party hereto may state publicly that Ms. Ellinger has tendered her resignation and is leaving CVS to pursue other interests and/or that Ms. Ellinger is leaving CVS to pursue a private equity opportunity. CVS agrees, that to the best of its control and ability, any requests for references for Ms. Ellinger and any inquiries regarding Ms. Ellinger’s employment shall be directed to Tom Ryan, Chairman, President and Chief Executive Officer of CVS or David Rickard, Executive Vice President, Chief Financial Officer and Chief Administrative Officer of CVS.

E. CVS’s Acknowledgement of Obligations to Ms. Ellinger

CVS agrees and acknowledges that it is obligated to Ms. Ellinger under the terms of the Employment Agreement, as modified and amended herein, and more specifically, to provide rights, benefits and consideration to Ms. Ellinger in accordance with Sections 8 and 10(c) thereof, and to provide to Ms. Ellinger such further rights, benefits and consideration as provided in Section II of this Agreement. CVS and Ms. Ellinger agree that CVS has no obligations to Ms. Ellinger except as provided in: (1) the Employment Agreement (as modified and amended herein); (2) any plan under which Ms. Ellinger has continuing rights under the Employment Agreement; and (3) this Agreement. The terms of any plan referenced in the Employment Agreement (including without limitation PEP, the Deferred Compensation Plan, and other plans, programs and arrangements) shall control Ms. Ellinger’s rights under such plan.

F. Ms. Ellinger’ s Acknowledgement of Obligations to CVS

Ms. Ellinger acknowledges that, as a condition to receipt of the termination payments and benefits provided under the Employment Agreement, she is obligated, pursuant to Section 10 (j) of the Employment Agreement, to execute a release of any and all claims that she now has or may have against CVS arising out of her employment (other than for enforcement of the Employment Agreement, this Agreement, her rights under any of CVS’s incentive compensation and employee benefit plans and programs to which she is entitled under the Employment Agreement and any claim for tort or personal injury not arising out of or related to CVS’s termination of her employment). Ms. Ellinger represents and warrants that she has no other present or future contract or agreement of employment with CVS, whether written or oral, express or implied, and has no right to any payments, rights or benefits other than those provided in the Employment Agreement, the incentive compensation plans and benefit plans and programs to which she is entitled under the Employment Agreement and as referenced in Section II of this Agreement. Ms. Ellinger further acknowledges that she is bound by the restrictive covenants set forth in Sections 11, 12 and 13 of the Employment Agreement, except as specifically modified at Section III of this Agreement.

G. Confirmation of Legal Advice and Counsel

The terms of this Agreement are the product of mutual negotiation and compromise between Ms. Ellinger and CVS. Ms. Ellinger has been advised to consult or seek advice from an attorney or any other person of her choosing, has sought such counsel and has reviewed this Agreement with her chosen legal representative and counselor. The meaning, effect and terms of this Agreement have been fully explained to Ms. Ellinger, who understands and agrees that this Agreement settles, bars and waives any and all claims that Ms. Ellinger now has or could possibly have against CVS to the extent herein set forth, sets forth the Consideration that she will receive (by incorporation of the Employment Agreement, as amended and modified by this Agreement, and as referenced in Section II, below) and sets forth (by incorporation of the Employment Agreement except as specifically amended and modified herein) certain on-going obligations she has to CVS. As further set forth in Section XIV below, Ms. Ellinger has been afforded at least twenty-one (21) days to review this Agreement and has had sufficient time to read and consider its terms. The parties acknowledge that a first draft of this Agreement was originally delivered to Ms. Ellinger and her counsel on March 26, 2003 and that the twenty-one (21) day time period for consideration and execution of this Agreement specified in Section XIV, below, runs from and after that date without regard to subsequent modifications to the Agreement.

II.	CVS’S OBLIGATION TO PAY CONSIDERATION

A. Consideration

The parties agree that, as consideration for her execution of this Agreement, CVS shall provide to Ms. Ellinger all of the rights and benefits and shall pay all amounts as set forth in Sections 8 and 10 (c) of the Employment Agreement, as modified and amended below, and such further benefits and consideration as provided in this Section II (hereinafter cumulatively referred to as the “Consideration”). The parties further agree that the Consideration constitutes all rights afforded Ms. Ellinger, and that she has no right to wages, compensation, benefits, stock, stock rights, stock options, bonuses, commissions, payments or other consideration of any kind except as set forth in (1) the above-referenced sections of the Employment Agreement, (2) the incentive compensation and employee benefits plans and programs to which she is entitled under the Employment Agreement, and (3) Section II of this Agreement.

1. Amended and Modified Consideration Under Section 10(c) of the Employment Agreement

In accordance with Section 22 of the Employment Agreement, CVS and Ms. Ellinger agree to modify and amend certain provisions of Section 10 (c) of the Employment Agreement as follows:

(a) the term “Severance Period” is hereby amended to mean a period of twenty-three (23) months and four (4) days commencing upon and after the Termination Date;

(b) in Section 10 (c)(iii), the phrase “no less than 75% of Base Salary” is hereby amended and replaced with the words “80% of Base Salary;”

(c) in Section 10 (c)(iv), the phrase “75% of Base Salary” is hereby amended and replaced with the words “80% of Base Salary” and;

(d) in Section 10 (c)(ix), the phrase “(including CVS’s Executive Life Insurance Plan and Long-Term Disability Plan)” is hereby inserted after the phrase “life insurance plans.”

The remainder of Section 10 (c) of the Employment Agreement shall remain in full force and effect.

2. Continued Executive Benefits

Without expanding its obligations under the Employment Agreement, as amended and modified herein, CVS agrees to provide the following additional benefits:

(a) CVS shall afford to Ms. Ellinger continued directors and officers liability insurance coverage (at the same level as during her active employment)

for acts that occurred within the course and scope of her employment with CVS and which occurred prior to the effective date of this Agreement as defined in Section XV below for six (6) years following the Effective Date of the Agreement as defined at Section XV.

(b) during the Severance Period (as defined in this Agreement), CVS shall continue to pay for the maintenance and monitoring of Ms. Ellinger’s home security system unless and until Ms. Ellinger changes residence at which point this obligation shall cease; and

(c) during the Severance Period (as defined in this Agreement), CVS shall, upon request and within a reasonable time period, reimburse Ms. Ellinger for out of pocket expenses incurred in connection with personal financial and tax planning up to a maximum of $15,000 per year. Ms. Ellinger shall provide CVS with documentation (e.g. an invoice) of such services upon request.

3. Additional Consideration

To further assist Ms. Ellinger and as additional consideration, CVS agrees:

(a) to allow Ms. Ellinger continued use of and access to CVS’s e-mail and voicemail systems through April 30, 2003;

(b) to pay directly or to reimburse Ms. Ellinger, upon request and within a reasonable time period, expenses incurred for career management or executive coaching services through a provider of Ms. Ellinger’s choice up to a maximum of $50,000. Ms. Ellinger shall provide CVS with documentation (e.g. an invoice and/or description of services) of such services upon request; and

(c) to reimburse Ms. Ellinger for reasonable attorneys’ fees incurred in connection with the negotiation and drafting of this Agreement up to a maximum of $8,000. Ms. Ellinger shall provide CVS with documentation (e.g. an invoice) of such services upon request.

4. Obligation of Successors, Transfers, and Assigns to Pay Consideration

Notwithstanding any other provision in this Agreement, CVS further agrees that, in the event of an assignment, sale or transfer of assets to an assignee, successor, or transferee as described in Section 19 of the Employment Agreement, CVS shall take whatever action it legally can in order to cause such assignee, successor, or transferee to expressly assume the liabilities, obligations, and duties of CVS under the Employment Agreement and this Agreement, including but not limited to the obligation to provide to Ms. Ellinger the Consideration referenced in this

Section II.

B. Validity and Sufficiency of Consideration

Ms. Ellinger agrees that the foregoing Consideration constitutes good and sufficient consideration for the obligations imposed upon her as set forth in Section III of this Agreement, for the release set forth in Section IV of this Agreement and for the waiver of all rights not identified as Consideration for her execution of this Agreement. Ms. Ellinger and CVS further agree that the Consideration is provided by CVS solely in exchange for Ms. Ellinger’s execution of and compliance with the terms of this Agreement and that she is entitled to no further or additional rights, benefits or consideration except as herein provided.

III. MS. ELLINGER’S OBLIGATIONS

Ms. Ellinger agrees that she is bound by her obligations set forth in the Employment Agreement specifically including, but without limitation, those set forth in Sections 10(j), 11, 12 and 13. The non-competition provision set forth in Section 12 of the Employment Agreement shall be enforceable as written except that CVS expressly agrees that it shall not be a violation of said Section 12 for Ms. Ellinger to accept employment with a mass merchant (e.g. Wal-mart, Target), a retail warehouse “club” (e.g. BJ’s Wholesale Club, Costco or Sam’s Club), a regional supermarket that is not owned by or affiliated with a national or international chain (e.g. HEB, Wegman’s), a consumer goods company (e.g. Gillette, Proctor & Gamble), a pharmaceutical company (e.g. Pfizer, Glaxo) except for any pharmaceutical company that is affiliated with and/or has an ownership interest in a prescription benefits management company, a specialty vitamin retailer (e.g. GNC) or a cosmetics retailer (e.g. Sephora). Notwithstanding the foregoing modification to Section 12 of the Employment Agreement, Ms. Ellinger shall not accept employment, hold any position, provide information or services or otherwise have any involvement whatsoever during the Restriction Period (as that term is defined in the Employment Agreement) with any department, division, affiliate or subsidiary of any mass merchant (e.g. Wal-mart, Target) that operates or is planning to operate a smaller footprint or “neighborhood” store (i.e. 60,000 square feet or less) with a food and drug and/or health and beauty aid offering.

Ms. Ellinger acknowledges and agrees that her breach or threatened breach of any of her obligations under any of Sections 10(j), 11 and 12 (as modified in the preceding paragraph) of the Employment Agreement will entitle CVS to invoke or seek the remedies provided in Section 14 of the Employment Agreement.

Ms. Ellinger acknowledges that during her tenure at CVS, she was subject to the terms of the company’s insider trading policy, a copy of which has been provided to her. Ms Ellinger further agrees that for a period of six (6) months following the Effective Date of this Agreement, she shall not sell, transfer or otherwise take any action on any CVS stock or stock options without the prior consent of the Company. Ms. Ellinger may contact Linda DiSanto in the legal department at CVS at 401-770-4103 to request the Company’s consent to take action with respect to her stock or stock options.

IV. RELEASE AND WAIVER

A. Ms. Ellinger’s Release of Claims Against CVS

Ms. Ellinger agrees that she and any present or former spouse(s), dependents, heirs, executors, administrators, successors, assigns and any otherwise affiliated or related person or entity (collectively referred to for purposes of this Section IV as, “Ms. Ellinger”) knowingly and voluntarily releases and forever discharges CVS of and from any and all actions or causes of action or claims of any kind whatsoever, whether known or unknown, whether for or relating to claims, damages, debts, charges, complaints, agreements, benefit plans or programs, any promise of any kind or nature, or any other matter whatsoever that Ms. Ellinger has or may have, for, upon or by reason of any matter, act, cause, event or thing whatsoever, occurring up to and including the Effective Date of this Agreement. This release of claims includes, without limitation, all matters arising out of, under, for or upon: (1) Ms. Ellinger’s employment with CVS and the cessation of said employment; (2) any and all federal, state and local statutes or regulations; (3) any common law, contract, tort and/or public policy theory, including but not limited to, any alleged violation regarding her employment, employment benefits, termination of employment, compensation, whistle-blowing activity, civil rights, human rights, bias, employment discrimination and/or retaliation and; (4) any claim Ms. Ellinger has or may have for any alleged violation of the following laws and acts and/or under the following theories:

•	The National Labor Relations Act;

•	Title VII of the Civil Rights Act of 1964;

•	The Equal Pay Act

•	Sections 1981 through 1988 of Title 42 of the United States Code;

•	The Employee Retirement Income Security Act of 1974;

•	The Age Discrimination in Employment Act of 1967;

•	The Immigration Reform and Control Act;

•	The Americans with Disabilities Act of 1990;

•	The Fair Labor Standards Act;

•	The Occupational Safety and Health Act;

•	The Family and Medical Leave Act of 1993;

•	The Rhode Island State Wage and Hour Laws;

•	The Rhode Island Equal Pay Law;

•	The Rhode Island Occupational Safety and Health Laws;

•	The Rhode Island Fair Employment Practices Act;

•	any other federal, state or local civil, human rights, bias, discrimination, shareholder, whistle-blower, employment, benefit, compensation or other law, regulation, ordinance or other enactment or obligation;

•	any public policy, contract (whether oral or written, express or implied, from any source) tort or common law; or

•	any claim for costs, counsel fees, or other expenses, including attorneys’ fees or other expenses (except as permitted in this Agreement).

Notwithstanding the foregoing, this Agreement does not release CVS from its duties and obligations under this Agreement (including the obligation to provide to Ms. Ellinger the Consideration referenced in Section II above), the Employment Agreement or any of CVS’s incentive plans and employee benefit plans and programs to which she is entitled under the Employment Agreement, nor does this Agreement release any rights that Ms. Ellinger may have under the terms of any of the foregoing agreements, plans or programs. In addition, expressly excepted from this release are (1) any claims for enforcement of the Employment Agreement or this Agreement and any rights contained in either of them; (2) any claims for the Consideration payable to her as set forth in the Employment Agreement, as amended and modified herein, and in Section II of this Agreement; (3) any claims for enforcement of her rights under any of CVS’s incentive compensation and employee benefit plans and programs to which she is entitled under the Employment Agreement; and (4) any claim for tort or personal injury not arising out of or related to CVS’s termination of Ms. Ellinger’s employment. Notwithstanding the foregoing, Ms. Ellinger acknowledges that nothing in the Employment Agreement, this Agreement or any other document entitles her to participate in or to receive payment under CVS’s Long-term Incentive Plan (“LTIP”) or any cycle thereof and hereby waives any right to claim that she is entitled to payment in whole or in part under the LTIP. In connection with Ms. Ellinger’s acknowledgement that she is not entitled under the Employment Agreement to participate in or receive payment under the LTIP or any cycle thereof, CVS represents and warrants that Ms. Ellinger has been fully compensated as of the date of this Agreement under the 2002 LTIP Replacement.

B. CVS’s Release of Claims Against Ms. Ellinger

CVS (on its own behalf and on behalf of anyone claiming by or through CVS, as defined in this Agreement) knowingly and voluntarily releases and forever discharges Ms. Ellinger of and from any and all actions or causes of action or claims of any kind whatsoever, whether known or unknown, whether for, or relating to claims, damages, debts, charges, complaints, agreements, benefit plans or programs, any promise of any kind or nature, or any other matter whatsoever (except its rights under the Employment Agreement and this Agreement) that CVS has or may have for, upon, or by any reason or any matter, act, cause, event or thing whatsoever occurring up to and including the Effective Date of this Agreement. This release of claims includes, without limitation, all matters arising out of, for or upon: (1) Ms. Ellinger’s employment with CVS and the cessation of said employment; (2) any and all federal, state and local statutes or regulations; and (3) any common law, contract, tort and/or public policy theory. Notwithstanding any provision herein to the contrary, this release does not release Ms. Ellinger from her duties and obligations under the Employment Agreement, as modified and amended herein, and/or under this Agreement. In addition, expressly excepted from this release are any claims by CVS for enforcement of the Employment Agreement, as modified and amended herein, and/or this Agreement and any rights contained in either of them. CVS is not barred by this provision from seeking its reasonable costs and fees from Ms. Ellinger in the event CVS substantially prevails in an action for injunctive relief for any breach or threatened breach of her obligations set forth in Sections 10(j), 11, 12 (as modified), or 13 of the Employment Agreement.

C. No Claims Currently Pending/Waiver of Recovery

1.	Ms. Ellinger’s Representations and Warranties

Ms. Ellinger warrants that she has not caused or permitted to be filed any charge, complaint or action before any federal, state or local administrative agency, court or other forum against CVS and agrees that she could not and will not obtain any relief or recovery from any claim or proceeding, other than to recover the Consideration promised pursuant to Sections 8 and 10 (c) of the Employment Agreement and in Section II of this Agreement.

2.	CVS’s Representations and Warranties

CVS warrants that it has not caused or permitted to be filed any charge, complaint or action before any federal, state or local administrative agency, court or other forum against Ms. Ellinger and agrees that it could not and will not obtain any relief or recovery from any claim or proceeding, other than to enforce its rights under the Employment Agreement (as modified and amended herein with respect to Section 12) and/or this Agreement.

D. No Claims Brought

1.	Against CVS

Ms. Ellinger shall not with respect to matters released herein file any complaint or other action against CVS in any federal, state or local court or before any agency or other forum and shall not accept any relief or recovery, whether in cash or otherwise, including attorney’s fees, costs and expenses relating thereto (i) from any complaint or action or (ii) from any charge, complaint or action before any federal, state or local administrative agency or other forum, filed by her, on her behalf or by any other person or entity. Nothing in this paragraph D.1 of Section IV will preclude Ms. Ellinger from participating in an investigation or proceeding conducted by an agency of the United States, but she cannot receive any relief or recovery therefrom.

2.	Against Ms. Ellinger

CVS shall not with respect to matters released herein file any complaint or other action against Ms. Ellinger in any federal, state or local court or before any agency or other forum and shall not accept any relief or recovery, whether in cash or otherwise, including attorney’s fees, costs and expenses relating thereto (i) from any complaint or action or (ii) from any charge, complaint or action before any federal, state or local administrative agency or other forum, filed by it, in its behalf or by any other person or entity. Nothing in this paragraph D.2 of Section IV will preclude CVS from participating in an investigation or proceeding conducted by an agency of the United States, but it cannot receive any relief or recovery therefrom.

V.	DISPUTE RESOLUTION

Any dispute or controversy arising under or in connection with this Agreement or the Employment Agreement shall be governed by the Resolution of Disputes provision set forth in Section 15 of the Employment Agreement.

VI.	NO VIOLATION OF LAW, CONTRACT OR ANY REQUIREMENT

Neither the making of this Agreement, nor anything contained herein, shall in any way be construed or considered to be an admission by CVS or Ms. Ellinger of noncompliance with any law or of any other wrongdoing whatsoever.

VII.	NON-DISCLOSURE OF THIS AGREEMENT

A. Confidentiality

Except as otherwise provided herein, Ms. Ellinger promises and agrees not to disclose to any media, entity, person or organization, either directly, or indirectly, in any manner whatsoever, any information of any kind regarding the existence or substance of this Agreement.

B. Scope of Permitted Disclosure

Notwithstanding the provisions of paragraph A of this Section VII, nothing in this Agreement shall prohibit Ms. Ellinger from: (1) discussing the existence and terms of this Agreement in confidence with a tax, legal or financial adviser; (2) advising a governmental taxing authority of the terms of or about this Agreement; (3) disclosing the terms of this Agreement under court order or subpoena; (4) disclosing the terms of this Agreement in connection with a legal proceeding to enforce the terms hereof or to seek redress for any alleged breach hereof; (5) discussing this Agreement in confidence with members of her immediate family; or (6) disclosing the Restrictive Covenants set forth in Sections 11, 12 (as modified and amended herein) and 13 of the Employment Agreement to any prospective or future employer or their agents. Ms. Ellinger agrees to notify CVS in the event she is ordered to disclose the terms of this Agreement pursuant to a subpoena or court order unless she is legally prohibited from making such disclosure to CVS. No disclosure may be made by anyone to whom Ms Ellinger has made a permitted disclosure, unless the person to whom disclosure is made agrees not to make any disclosure that Ms. Ellinger herself could not make. Ms. Ellinger acknowledges that CVS may disclose this Agreement in accordance with applicable laws and regulations and as may be necessary for administration of the terms hereof.

C. Papers, Etc.

Ms. Ellinger agrees that on or before the Effective Date of this Agreement, she will have returned to CVS all Confidential Information as that term is defined in Section 11 (c) of the Employment Agreement, including but not limited to, all papers, recordings, computer data, documents and drawings, including copies thereof, containing such Confidential Information. Ms. Ellinger further states that she has delivered all such materials to CVS, without retaining any copies thereof. Ms. Ellinger further agrees that if she discovers any Confidential information in her possession after the Effective Date of this Agreement, she will immediately return such materials to CVS.

VIII.	WITHHOLDING OF TAXES

CVS will withhold from any compensation and benefits payable under the Employment Agreement and/or this Agreement applicable federal, state, local or other withholding taxes. Nonetheless, it is Ms. Ellinger’s responsibility to make all proper tax payments and contributions. Ms. Ellinger agrees to indemnify and hold CVS harmless for the amount equal to her portion of the tax assessment, as well as for any and all interest or penalties related to her failure to pay her share of that assessment that CVS may be required to pay because of any failure by Ms. Ellinger to comply with the provisions hereof with respect to any payment hereunder.

IX.	SEVERABILITY/MODIFICATION

Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction, the parties agree that a court can interpret or modify such clause(s) to the extent necessary for it to be enforceable and to fulfill the parties’ expressed intent to effect a mutual release of claims consistent with the intent of the release in Section IV of this Agreement. If any clause cannot be modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. However, if the enforceability of the release language in Section IV of this Agreement between CVS and Ms. Ellinger is challenged by Ms. Ellinger and the release language is ruled to be unenforceable for any reason, Ms. Ellinger agrees that she shall immediately execute a binding release consistent with the substance of her release in Section IV in a form reasonably satisfactory to CVS in accordance with Section 10(j) of the Employment Agreement. In the event Ms. Ellinger fails or refuses to execute such a new release and then brings a claim against CVS arising out of her employment or the termination of her employment with CVS, she shall be liable to CVS for all of the consideration paid to her hereunder and CVS shall not be further obligated to provide Consideration pursuant to this Agreement.

X.	REMEDY FOR BREACH OF AGREEMENT

By signing this Agreement, Ms. Ellinger is providing to the extent provided herein a complete waiver of all claims that may have arisen or exist, whether known or unknown, up until the time that this Agreement is executed. If Ms. Ellinger breaches this Agreement by filing a claim against CVS with respect to matters released herein, other than a claim to enforce the provisions of this Agreement, the parties agree that such claim shall be dismissed in its entirety and with prejudice, and Ms. Ellinger agrees to pay all legal fees and costs that CVS may incur to defend and to obtain the dismissal of any such claim.

By signing this Agreement, CVS is providing to the extent provided herein a complete waiver of all claims that may have arisen or exist, whether known or unknown, up until the time that this Agreement is executed. If CVS breaches this Agreement by filing a claim against Ms. Ellinger with respect to matters released herein, other than a claim to enforce the provisions of this Agreement, the parties agree that such claim shall be dismissed in its entirety and with prejudice, and CVS agrees to pay all legal fees and costs that Ms. Ellinger may incur to defend and to obtain the dismissal of any such claim.

XI.	NOTICES

Any notice or other communications under this Agreement shall be in writing and shall be sent by certified or registered mail, postage prepaid, addressed to the respective parties as follows:

If to CVS, then to:

CVS Corporation

One CVS Drive

Woonsocket, Rhode Island 02895

Attention:          Douglas A. Sgarro

      Senior Vice-President and Chief Legal Officer

If to Ms. Ellinger, then to:

Deborah G. Ellinger

49 Sawyer Road

Wellesley, MA 02481

with a copy to:

Scott A. Roberts, Esquire

Sullivan Weinstein & McQuay, P.C.

Two Park Plaza

Boston, MA 02116-3902

If any of the above addresses are changed at any time, written notice shall be given to the others listed in this Section XI.

XII.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of Rhode Island without reference to principles of conflict or choice of laws (or any other rule which would cause the law of any other jurisdictions to apply) to effect a binding agreement and to create an enforceable mutual release of claims.

XIII.	MISCELLANEOUS

A. Entire Agreement; Amendment

This Agreement incorporates all provisions of the Employment Agreement (as modified and amended herein) and supercedes and any and all other oral or written agreements, representations or warranties between Ms. Ellinger and CVS or any of its affiliates or subsidiaries. This Agreement may not be amended except by a written agreement signed by both parties or by an order entered by a court of competent jurisdiction that, to the extent necessary to give effect to the parties’ shared intent, interprets or modifies this Agreement to create a binding release of claims by the parties.

B. Waiver

Failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

C. Headings

Section and paragraph headings are used herein for convenience of reference only and shall not affect the meaning of any provision of this Agreement.

D. Counterparts

This Agreement may be executed in any number of counterparts. Each fully-executed copy shall be deemed to be an original. Such counterparts will together constitute a single Agreement.

XIV.	MS. ELLINGER’S RIGHTS UNDER THE OLDER WORKERS BENEFIT PROTECTION ACT

Ms. Ellinger has been advised that she should review this Agreement carefully before signing it. Ms. Ellinger acknowledges that she has been advised that she has at least twenty-one (21) days to consider the meaning and effect of this Agreement and to determine whether she wishes to enter into it. Ms. Ellinger agrees that any modification, whether material or otherwise, made to this Resignation Agreement and Mutual Release does not restart or affect in any manner the twenty-one (21) day consideration period. Ms. Ellinger is advised to consult with an attorney and anyone else of his choosing during the twenty-one (21) day consideration period and before executing this Agreement, but must comply with the confidentiality covenants contained herein during the twenty-one (21) day consideration period and thereafter, regardless of whether or not she elects to execute this Agreement.

Ms. Ellinger may revoke this Agreement during the period of seven (7) days following the day she executes this Agreement. Any revocation within this period must be submitted, in writing, to V. Michael Ferdinandi, Senior Vice-President, Human Resources, and state, in substance, “I hereby revoke my acceptance and execution of our Resignation Agreement and Mutual Release.” The revocation must be personally delivered to V. Michael Ferdinandi, Senior Vice-President, Human Resources, or mailed to V. Michael Ferdinandi, Senior Vice-President, Human Resources, at CVS, One CVS Drive, Woonsocket, Rhode Island 02895-0988, and, if mailed, postmarked within seven (7) days of execution of this Agreement.

XV.	EFFECTIVE DATE OF AGREEMENT

This Agreement shall not become effective or enforceable unless: (a) it is properly executed by the parties; (b) Ms. Ellinger does not revoke her execution thereof within seven (7) days following her execution of this Agreement; and (c) the revocation period has expired. Upon the occurrence of the foregoing events (a) through (c) above, the first day following the last day of the revocation period shall become the Effective Date of this Agreement. CVS is not obligated to make and will not make any payments or provide any benefits under this Agreement until after the seven (7) day period expires and CVS has received a letter confirming the absence of revocation in the form attached hereto as Exhibit A. If the last day of the revocation period is a Saturday, Sunday or legal holiday in Rhode Island, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday or legal holiday.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

CVS CORPORATION		DEBORAH G. ELLINGER

By:	/s/ V. Michael Ferdinandi	By:	/s/ Deborah G. Ellinger
Title:	SVP Human Resources	SSN:
Date:	04/11/03	Date:	04/10/03

COMMONWEALTH OF MASSACHUSETTS)
) ss.:
COUNTY OF NORFOLK	)

On this 10th day of April, 2003, before me, a notary public duly authorized to bear witness and to administer oaths, appeared Deborah G. Ellinger, who identified herself and who confirmed that she knowingly and voluntarily was executing this Agreement with the intent to be bound by said Agreement, including its release.

/s/ Karen S. Comers
Notary Public

(SEAL)

EXHIBIT A

April 10, 2003

V. Michael Ferdinandi

Senior Vice-President, Human Resources

CVS Corporation

One CVS Drive

Woonsocket, Rhode Island 02895

Re: Resignation Agreement and Mutual Release

Dear Mike:

On April 10, 2003, I executed a Resignation Agreement and Mutual Release between CVS and me. I was advised by CVS, in writing, to consult with an attorney of my choosing, prior to executing this Resignation Agreement and Mutual Release, and I have done so.

More than (7) days have elapsed since I executed the above-mentioned Resignation Agreement and Mutual Release. I have not revoked my acceptance or execution of that Resignation Agreement and Mutual Release and hereby affirm my acceptance of that Resignation Agreement and Mutual Release. Since I executed the Agreement, have not revoked it and more than seven (7) days have passed since I signed the Agreement, I hereby request that CVS commence payment of the monies and benefits described in that Resignation Agreement and Mutual Release.

Very truly yours,

/s/ Deborah G. Ellinger

Deborah G. Ellinger

cc. Marjorie Lewis, Esq.